Exhibit 23.1

UHY LLP

certified public accountants

12900 Hall Road, Suite 500

Sterling heights, mi 48313

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 15, 2016, relating to the consolidated financial statements of Guided Therapeutics, Inc. and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended in this Amendment No. 1 Registration Statement on Form S-1/A (Form S-1 No. 333-212384). We also consent to the reference of us under the heading “Experts” in such Registration Statement.

Our report described above contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP

Sterling Heights, Michigan

December 07, 2016